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Exhibit 3

AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DIRECT FOCUS, INC.

    Effective June 26, 2000, the board of directors and the shareholders of Direct Focus, Inc. approved and adopted an amendment to the Articles of Incorporation of Direct Focus, Inc. (the "Articles") deleting Section 7.1 thereof. As amended, Article VII of the Articles reads in its entirety as follows:

ARTICLE VII
Shareholder Voting Requirements for Certain Transactions;
Transactions with Interested Shareholders

      7.1 [Deleted]

      7.2 This corporation elects to be covered by the provisions of Section 23B.17.020 of the Washington Business Corporation Act concerning transactions with interested shareholders, as therein defined, and as such Section may be amended or replaced, whether or not this corporation may at any time have fewer than three hundred (300) holders of record of its shares.

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AMENDMENT TO ARTICLES OF INCORPORATION OF DIRECT FOCUS, INC.